Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

 Phone: (303) 494-3000

Facsimile:  (303) 494-6309

January 24, 2006

China Expert Network Company Limited.

Rm. 2703-4, Great Eagle Centre

23 Harbour Road

Wanchai, Hong Kong

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended, being filed by China Expert Technology, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission, relating to 800,000 shares of common stock (the "Shares") reserved for issuance pursuant to the Company’s Stock Compensation Program (the “Program”).

         We have examined the Program, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Where factual matters relevant to such examination were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.

         Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued in the manner provided for in the Program, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement.

Very truly yours,

/S/ FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.